U.S. Securities and Exchange Commission

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report (Date of earliest event reported):  June 14, 2000

GREEN MACHINE DEVELOPMENT CORP.
(Exact name of registrant as specified in its charter)

Florida                         333-6388            65-0594832
State or other jurisdiction   (Commission          (IRS Employer
of incorporation               File Number)       Identification No.)

200 MacFarlane Drive, Suite 405, Delray Beach, FL          33483
(Address of principle executive offices)                  (Zip Code)

Registrant's telephone number, including area code:    (561) 276-8226

Item 2.   Acquisition or Disposition of Assets

   Pursuant to a resolution dated May 18, 2000, the Company offered a subscription of 1 million common shares to Green Machine Management, Ltd., a Bahamian I.B.C. and the related party advancing the Shareholder loans, in the aggregate amount of $512,242, plus accrued interest of $44,900 totaling $567,142. It was previously agreed to pay the loans in full by June 16, 2000 and the Company was not in the financial positon to do so.

   Most of the proceeds of the loans were used to finance the acquisition and improvements to a large lot at 25 Hudson Avenue, Ocean Ridge, Florida, on the Intracoastal Waterway (ICW). The Company acquired the property through the June 1999 Contribution to Capital by Green Machine Management, Corp. The large lot was divided and preliminarily approved for the development of two luxury homes. Two quit claim deeds were filed on April 5, 2000;
   Parcel "B" was deeded to the Company and Parcel "A" was deeded to Mercard Credit Services, Inc., a wholly owned subsidiary.

   One June 13, 2000, the Company adopted a Corporate Resolution authorizing the exchange of the 1 million common shares subscribed to by GMMLtd for $567,142 to be exchanged for the 1 million outstanding shares the Company held in the subsidiary Mercard Credit Services. In effect the Company increased it's capitalization, disposing of (1) lot and retaining (1) building lot, about half of the parcel, debt free.

   An appraisal report was completed on May 22, 2000 by Michael Mehcham, M.A.I. and state certified of Fort Lauderdale, Florida. The report valued Parcel "A" at $550,000 and improvements of $35,000, a total of $585,000. Parcel "B" was appraised for a similiar amount.

   The Administrator for Green Machine Management, Ltd., is George B. Liddy, the father of Geoffrey D. Liddy, the major shareholder of the Company and the contributor to capital of this Company on June 17, 1999. On that date, the Company acquired the assets of Green Machine Management, Corp, a Florida Corporation, also a subsidiary of this Company. Those assets included the real estate parcel divided into "A" titled to Mercard Credit Services and now owned by GMMLtd through the exchange of stock on June 14, 2000 and Parcel "B" which was retained by the Company.

Item 6.   Resignations of Registrant's Directors

   The Company wants to clarify the fact the Ralph T. Woolbright was a Director of Green Machine Management, Corp., and he did not choose to continue after that acquisition because of his relocation and employment requirements.
   John J. Brehm was a Director of this Company at the time of acquisition and continues as a Director/Vice President.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.

                                    Green Machine Development, Corp.

                                    /S/
June 14, 2000                       June-Ann Fox, President